Exhibit 99.1

FOR IMMEDIATE RELEASE

DRILLING INTERSECTS 330 FEET OF 0.6% COPPER OXIDE
AT NEW YORK CANYON

Las Vegas, Nevada, November 3, 2005, Aberdene Mines Limited (the 'Company' or 'Aberdene') (OTCBB: ABRM) announces further results from exploration of its New York Canyon project located in southeastern Mineral County, Nevada, thirty miles east of the county seat of Hawthorne. Two drill rigs continue to explore and expand the Long Shot Ridge copper oxide zone located in the northeast area of the property.

New York Canyon Exploration Results

Assay results for six additional drill holes completed on the Longshot Ridge ("LSR") oxide zone are tabulated below and another 12 holes are pending assays. Drill results comprise individual assays for specific intervals (average 5 ft.) which are weighted to determine a mineralized intersection. A map showing the drill hole locations is available on the Company's website at under the maps and photos section.

Drill Hole #05-12 - is located on the northern flank of LSR and the zone remains open to the northeast.

From, ft.	To, ft.	Footage	Cu Oxide
70 ft.	120 ft.	50 ft.	0.53%
120 ft.	180 ft.	60 ft.	0.13%
180 ft.	215 ft.	35 ft.	0.49%

Drill Hole #05-13c - a diamond drill core hole, this is the western most hole located on the LSR. Further testing of the mineralized zone is required in this area.

From, ft.	To, ft.	Footage	Cu Oxide
10 ft.	340 ft.	330 ft.	0.60%
Incl. 55 ft.	250 ft.	195 ft.	0.88%

Drill Hole #05-14 - located in the northern portion of LSR, designed to infill between widely spaced holes in this portion of the zone.

From, ft.	To, ft.	Footage	Cu Oxide
120 ft.	195 ft.	75 ft.	0.41%
Incl. 150 ft.	195 ft.	45 ft.	0.52%

Drill Hole #05-16 - located in the northern portion of LSR, designed to infill between widely spaced holes in this portion of the zone.

From, ft.	To, ft.	Footage	Cu Oxide
130 ft.	240 ft.	110 ft.	0.42%
Incl. 150 ft.	215 ft.	65 ft.	0.57%

Drill Hole #05-17 - located in the northern portion of LSR, designed to infill between widely spaced holes in this portion of the zone.

From, ft.	To, ft.	Footage	Cu Oxide
0 ft.	210 ft.	210 ft.	0.39%
Incl. 145 ft.	210 ft.	65 ft.	0.51%

Drill Hole #05-18 - located in the northern portion of LSR, designed to infill between widely spaced holes in this portion of the zone.

From, ft.	To, ft.	Footage	Cu Oxide
30 ft.	165 ft.	135 ft.	0.48%
Incl. 85 ft.	165 ft.	80 ft.	0.69%

As stated in previous press releases, the objective of the current drill program is to validate results of past exploration work which identified a copper oxide mineralized zone on Longshot Ridge; to define and delineate other zones on the New York Canyon property and; to provide data to support a technical report that complies with National Instrument 43-101 Standards of Disclosure for Mineral Projects adopted by the Canadian Securities Administrators. It is anticipated that this independent report will be completed by early 2006.

Two drills continue to operate on the Longshot Ridge copper oxide cap which consists mainly of chrysocolla with lesser amounts of malachite, copper wad and azurite mineralization. The oxide zone is amenable to open pit mining and heap leach (SX-EW) extraction.

This drill program commenced late August and has to date completed 27 holes totaling 10,969 feet, comprising 3,004 feet of core drilling in six holes, and 7,965 feet of reverse circulation drilling in twenty-one holes. Drill samples are shipped to American Assay Laboratories Inc. in Reno, NV for analyses. American Assay Laboratories is an independent ISO certified laboratory, and incorporates sample standards with known element concentration into the analytical sample stream for quality control purposes.

Acquisition of Strategic Database on New York Canyon Project

In addition, Aberdene recently acquired a large detailed database which documents the results of previous exploration activities on the New York Canyon project. The database includes the results of programs carried out by various companies over a 25-year period starting in the 1970's and includes geological, geochemical and geophysical data, drill logs with assay certificates, petrographic studies, metallurgical test data and a number of separate resource estimate and feasibility studies.

This data, which is being evaluated, will be incorporated into Aberdene's current database and should significantly expedite the Company's ongoing program to validate and enlarge previously defined copper resources on the New York Canyon Copper Project. As previously indicated, Mr. Melvin L. Klohn, M.Sc, Geologist, has been retained to prepare a National Instrument 43-101 compliant technical report on this property.

For further information on Aberdene Mines Limited please visit our website at www.aberdenemines.com.

About Aberdene Mines Limited

Aberdene is a mineral exploration company focused on the acquisition, exploration and development of copper and other natural resources. Aberdene's premier project, the New York Canyon Property is located in the New York Canyon area, Mineral County, Nevada. The Company has, under option from Nevada Sunrise LLC, the rights to explore both the unpatented and patented mineral claims representing approximately 8,926 acres comprising the New York Canyon Copper Project. The project is regionally located south of the old mining district of Santa Fe in the southeastern part of Mineral County, Nevada. The project, which is located seven miles east of the village of Luning and 32 road miles from the town of Hawthorne, hosts significant oxide and sulphide copper bearing mineralization outlined by past historic work on the property.

Aberdene has successfully completed its first year commitment to acquire 100% of the New York Canyon project from Nevada Sunrise LLC, and the current program is expected to complete the second year work commitment prior to year end.

On behalf of the Board of Directors,

ABERDENE MINES LTD.
 Brent Jardine, President

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For more information contact: Brent Jardine, President jardine@aberdenemines.com T: (800) 430-4034	101 Convention Centre Drive Ste. 700 Las Vegas, Nevada 89109 T: (702) 939-5389 F: (702) 221-0904

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.